EXHIBIT 10.1

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT THERETO UNDER SUCH ACT AND APPLICABLE LAWS OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE LAWS AND AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED. ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE. THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 2 AND SECTION 4 OF THIS NOTE.

THE SECURITIES REPRESENTED HEREBY ARE SUBORDINATED TO THE SENIOR DEBT (AS DEFINED HEREIN) IN ACCORDANCE WITH THE TERMS HEREOF.

Imagion Biosystems, Inc.

PROMISSORY NOTE

$6,900,000	Albuquerque, NM November 22, 2016

Imagion Biosystems, Inc., a Nevada corporation (the “Company”), for value received hereby, namely cash advances from Manhattan Scientifics, Inc. to the Company’s predecessor Senior Scientific LLC, prior to issuance of this Note, promises to pay to the individual or entity listed below, or registered assigns (the “Holder”), the sum of 6,900,000 dollars in accordance with the terms of this convertible promissory note (the “Note”). Payment for all amounts due hereunder shall be made by wire transfer of immediately available funds, in lawful tender of the United States, to an account designated in writing by the Holder.

The following is a statement of the rights of the Holder of this Note and the conditions to which this Note is subject, and to which the Holder hereof, by the acceptance of this Note, agrees:

1. Definitions. As used in this Note, the following terms, unless the context otherwise requires, have the following meanings:

(i) “Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States, or any day on which banking institutions in New York City are authorized or required by law or other governmental action to close.

(ii) “Holder” when the context refers to a holder of this Note, shall mean Manhattan Scientifics, Inc. or any person who shall at the time be the registered holder of this Note.

(iii) “Issuance Date” means the date of this Note.

(iv) “Minimum Principal Balance” shall mean $250,000.

2. Interest; Repayment of the Note.

2.1 This Note shall not accrue interest; provided that, commencing upon the occurrence of any Event of Default and so long as any Event of Default exists, interest on this Note shall accrue at the rate of ten percent (10%) per annum; provided further that the interest rate shall not exceed the maximum amount of interest permitted to be charged under applicable law.

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2.2 All principal amounts advanced hereunder and all interest accrued shall mature one year after the Issuance Date, at which time all principal and other amounts outstanding under this Note shall be due and payable. In addition, all amounts outstanding hereunder shall be due and payable on the date upon which the repayment of this Note is accelerated upon an Event of Default pursuant to Section 10. All payments hereunder shall be made in lawful money of the United States of America and will be credited first to interest, fees, costs and expenses then due and the remainder to the principal amount of this Note.

2.3 Subject to the provisions of Section 3, the Company shall have the right to prepay this Note at any time.

2.4 Upon the completion of the partial buyout and replacement of the Notes held by the Senior Lenders as set forth in the Spinout Approval, the Principal Amount of this Note shall automatically be equal to the Minimum Principal Balance plus $1.

3. Subordination; Voting Agreement. All obligations of the Company under this Note, the Note Purchase Agreement and any other agreement or other document executed in connection therewith (collectively, the “Note Transaction Documents”), including the Principal Amount, accrued interest and fees and expenses due to the Holder pursuant to this Note shall be subordinate to all obligations of the Company under the Convertible Notes (together with any replacement notes issued therefor, the “Senior Notes”) issued by the Company’s predecessor, Senior Scientific, LLC, to Raymond A. Mason, William B. Jones, and Ferdinand J. Crovato Trust (together and including their successors and assigns, the “Senior Lenders”), the Convertible Note Purchase Agreement, dated as of April 3, 2013, as amended (the “Senior Agreement”), and the other Transaction Documents (as defined in the Senior Agreement), as amended, including all obligations of the Company under any promissory notes issued in amendment, restatement or replacement of the Senior Notes (together, the “Senior Debt”), until all of the Senior Debt shall have been indefeasibly paid in full in cash and extinguished and all amounts due to the Senior Lenders have been repaid. Any existing and hereafter acquired liens and security interests of the Senior Lenders in any collateral securing all or any portion of the Senior Debt shall be senior, regardless of the time or method of perfection, to all existing and hereafter acquired liens and security interests, if any, of the Holder of this Note (or any agent therefor) in the collateral, if any, securing all or any portion of the obligations hereunder. The subordination is for the benefit of, and shall be enforceable directly by, the Senior Lenders, and that each Senior Lender shall be deemed to have consented to the issuance of this Note by the Company in reliance upon the covenants and provisions contained in this Note. Until the Senior Debt has been indefeasibly paid in full in cash and all amounts due to the Senior Lenders have been repaid, neither the Company nor any other Person on its behalf shall make any payment of any kind or character with respect to any obligations on this Note or the Note Transaction Documents. In the event that any payment is received by the Holder in violation of the provisions hereof, such payment shall be held in trust for the benefit of, and shall be paid over or delivered to, the Senior Lenders for application to the payment of Senior Debt. In addition, until the Senior Debt has been indefeasibly paid in full in cash and extinguished and all amounts due to the Senior Lenders have been repaid, the Holder shall not take any collection action or enforcement action, or exercise any rights or remedies, with respect to this Note or any Note Transaction Document. The Senior Lenders shall be deemed third party beneficiaries of this Section 3 with the power to enforce such provisions from time to time. In connection with this Note, the Holder agrees to enter into the Voting Agreement, attached as Exhibit A, with the Company and its investors.

4. Conversion.

4.1 Conversion Prior to Initial Public Offering. Upon the approval of the registration statement for the Company’s Initial Public Offering (the “Effective Date”), the Company shall convert the principal balance of this Note and all other amounts due for interest greater than the Minimum Principal Balance (the “Excess Principal Balance”) for shares of the Company’s common stock equal to the amount of shares that would cause the sum of (a) all shares of the Company’s common stock issued to Manhattan Scientifics, Inc. prior to the Effective Date (without regard to whether Manhattan Scientifics still owns such shares), and (b) all shares of the Company’s common stock issued to Holder upon conversion of this Note, to equal 50.1% of the Company’s total number of common shares issued or issuable on a fully diluted basis; provided, however, if the preceding sum is greater than 50.1% of the Company’s total number of common shares issued or issuable on a fully diluted basis, the Excess Balance shall be converted into one share of the Company’s common stock.

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4.2 Conversion Upon Initial Public Offering. Upon the completion of the Company’s Initial Public Offering, the Company shall convert the Minimum Principal Balance and all other amounts due for interest for shares of the Company’s common stock at a price per share equal to the price paid by investors in the Company’s Initial Public Offering; provided, however, the Company may, at its discretion, pay the Holder the Minimum Principal Balance and all other amounts due in cash.

5. Negative Covenants.

5.1 Other than the indebtedness and financing described in Exhibit B, the Company shall not incur or agree to incur any indebtedness for borrowed money or financed equipment, or any sort of trade debt, other than subordinated indebtedness on terms satisfactory to the Holder which does not exceed $50,000 in the aggregate from a single transaction or a series of related transactions and which does not exceed $250,000 in the aggregate in any 12-month period, without first obtaining the written approval of the Holder.

5.2 Other than the reservation of 15% of the Company’s shares as of the date hereof for an employee stock incentive plan (including shares corresponding to options issued under such plan), the issuance of common stock described in the Spinout Approval, and the issuance of equity in accordance with the bridge financing described above and the issuance of equity contemplated under the Senior Notes, the Company shall not without the prior written consent of the Holder issue additional equity.

5.3 The Company shall not increase executive compensation from the current compensation levels as of the date hereof.

5.4 Unless the Holder shall otherwise consent in writing, the Company shall not, directly or indirectly (a) amend its charter documents in any manner.

6. Events of Default. Each of the following events shall constitute a default under this Note (each an “Event of Default”):

(a) failure by the Company to pay the principal amount of this Note on the date the same becomes due and payable under this Note or any interest or other amounts due under this Note within five (5) days of the date the same becomes due and payable under this Note;

(b) any material breach by the Company of any covenant, warranty, representation or other term or condition of this Note, at any time which is not cured within thirty (30) calendar days after the occurrence thereof;

(c) the Company shall: (1) make a general assignment for the benefit of its creditors; (2) apply for or consent to the appointment of a receiver, trustee, assignee, custodian, sequestrator, liquidator or similar official for itself or any of its assets and properties; (3) commence a voluntary action for relief as a debtor under the United States Bankruptcy Code; (4) file with or otherwise submit to any governmental authority any petition, answer or other document seeking: (A) reorganization, (B) an arrangement with creditors or (C) to take advantage of any other present or future applicable law respecting bankruptcy, reorganization, insolvency, readjustment of debts, relief of debtors, dissolution or liquidation; (5) file or otherwise submit any answer or other document admitting or failing to contest the material allegations of a petition or other document filed or otherwise submitted against it in any proceeding under any such applicable law; (6) be adjudicated a bankrupt or insolvent by a court of competent jurisdiction; (7) be unable, or admit in writing its inability, to pay its debts as they mature; or (8) take any action for the purpose of effecting any of the foregoing;

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(d) any case, proceeding or other action shall be commenced against the Company for the purpose of effecting, or an order, judgment or decree shall be entered by any court of competent jurisdiction approving (in whole or in part) anything specified in Section 6(c) hereof, or any receiver, trustee, assignee, custodian, sequestrator, liquidator or other official shall be appointed with respect to the Company, or shall be appointed to take or shall otherwise acquire possession or control of all or a substantial part of the assets and properties of the Company, and any of the foregoing shall continue unstayed and in effect for any period of at least sixty (60) days from the date of commencement;

(e) default shall occur with respect to any indebtedness for borrowed money of the Company or under any formal debt agreement under which such indebtedness may be issued by the Company, and such default shall continue for more than the period of grace, if any, therein specified, if the aggregate amount of such indebtedness for which such default shall have occurred exceeds $50,000;

(f) default shall occur with respect to any contractual obligation of the Company under or pursuant to any contract or lease to which the Company is a party and such default shall continue for more than the period of grace, if any, therein specified, if the aggregate amount of the contractual liability arising out of such default exceeds or is reasonably estimated to exceed $50,000;

(g) default by the Company shall occur under any agreement, note, mortgage, security agreement or other instrument evidencing or securing indebtedness that ranks senior in priority to, or pari passu with, the obligations under this Note, and such default shall continue for more than the period of grace, if any, therein specified, if the aggregate amount of such indebtedness for which such default shall have occurred exceeds $50,000; or

(h) any material breach by the Company of any covenant, warranty, representation or other term or condition of this Note, at any time which is not cured within the time periods permitted therein or, if no cure period is provided therein, within thirty (30) calendar days after the occurrence thereof;

(i) the Company shall liquidate, dissolve or have its existence terminated.

7. Remedies. If any Event of Default occurs under Section 6(c) or 6(d) hereof, then the full principal amount of this Note, together with any other amounts outstanding under this Note or any other Note Transaction Document, shall become immediately due and payable in cash without any action on the part of the Holder, and if any other Event of Default occurs, the full principal amount of this Note, together with any other amounts outstanding under this Note or any other Note Transaction Document, to the date of acceleration shall become, at the Holder’s election, immediately due and payable in cash. All Notes for which the full amount hereunder shall have been paid in accordance herewith shall promptly be surrendered to or as directed by the Company. The Holder need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by the Holder at any time prior to payment hereunder and the Holder shall have all rights as a Note holder until such time, if any, as the full payment under this Section 7 shall have been received by it. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon. In addition to the foregoing remedies, upon the occurrence of any Event of Default, the Holder may exercise any other right, power or remedy granted to it by the Note Transaction Documents or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

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8. Assignment. Subject to securities laws, the rights and obligations of the Company and the Holder of this Note shall be binding upon and benefit the successors and assigns of the parties; provided that the Company shall not assign its rights or obligations under this Note without the prior written consent of the Holder.

9. Waiver and Amendment. Any provision of this Note may be amended, waived, or modified upon the written consent of the Company and Holder.

10. Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if faxed with confirmation of receipt by the sending device or if delivered by internationally recognized overnight courier such as FedEx or DHL, at the respective addresses of the parties as set forth herein. Any party hereto may by notice so given change its address for future notice hereunder. Notice shall conclusively be deemed to have been given when delivered or faxed in the manner set forth above and shall be deemed to have been received when delivered.

11. No Stockholder Rights. Nothing contained in this Note shall be construed as conferring upon the Holder or any other person the right to vote or to consent or to receive notice as a stockholder in respect of meetings of stockholders for the election of directors of the Company or any other matters or any rights whatsoever as a stockholder of the Company.

12. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Nevada, excluding that body of law relating to conflict of laws.

13. Waiver. The Company hereby waives demand, notice, presentment, protest, and notice of dishonor.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Company has caused this Note to be issued this 22 day of November 2016.

Imagion Biosystems, Inc.

a Nevada corporation

By:	/s/ Bob Proulx
Name:	Bob Proulx
Title:	director

Holder

Manhattan Scientifics, Inc.

By: /s/ Manny Tsoupanarias

Manny Tsoupanarias, CEO

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EXHIBIT A

Manhattan Scientifics, Inc., (“MSI”) the sole shareholder of Common Stock of Imagion Biosystems, Inc., a Nevada corporation (the “Company”), the Company, and the Investors (the “Investors”) under the Note Purchase Agreement of even date herewith (the “NPA”), agree:

Section 1. Recitals. MSI and the Investors desire to enter into this Agreement in accordance with Nevada Law for the purpose of providing for an agreement regarding voting for certain directors of the Company. The execution and performance of this Agreement is a condition for MSI and the Investors to enter the NPA.

Section 2. Shares Subject to Agreement. The parties hereto each agree to hold all shares of voting capital stock of the Company registered in their respective names or beneficially owned by them as of the date hereof and any and all other securities of the Company legally or beneficially acquired by each of them after the date hereof (collectively, the “Subject Shares”) subject to, and to vote the Subject Shares in accordance with, the provisions of this Agreement.

Section 3. Voting For Certain Directors. At each meeting or pursuant to each consent of the Company’s shareholders for the election of directors, the Board of Directors of the Company will be elected as follows:

(a) At each election of directors in which the holders of Common Stock are entitled to elect a director of the Company, the parties will vote all of their respective Subject Shares so as to elect one individual (after election as a director the “MSI Director”) designated by MSI; and so as to elect 4 individuals named by the Interim Investors (after election the “Investor Directors”). The Interim Investors may decide among themselves how to determine individuals to designate, and MSI may accept a communication from any Investor concerning designation of directors as representing the designation of all the Investors, and any Investor making such communication represents and warrants to MSI that such Investor has the right and authority to communicate such designation on behalf of all the Investors.

(b) No director designated as provided in this Section 3(a) may be removed without the written consent of the stockholder(s) who or which are entitled to designate such director, and no vacancy caused by the resignation, death or removal of a director designated as provided in this Section 3(a) may be filled without the written consent of the individuals or entities who or which are entitled to designate such director.

Section 4. Company Actions

(a) The Board and the Interim Investors shall not take any action outside the ordinary course of business or as reasonably required to implement the spinout of the Company. As examples, the Company shall not issue additional debt or equity not contemplated by the Intercompany Note between the Company and MSI, executive compensation shall not be increased, and the Company’s Articles and Bylaws shall not be changed.

(b) The Company, MSI, and Interim Investors shall exert their best efforts to implement the transactions contemplated by the Intercompany Note.

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(c) The Company currently owes $2.5 million, excluding current interest, to senior lenders. The Company shall exert its best efforts to retire or convert the senior lenders, which may require issuance of common stock of the Company to the senior lenders or others.

(d) The Company shall not issue any stock that is senior to or has any preferences superior to the common stock issued to MSI in connection with the Intercompany Note.

(e) The Company shall not issue any stock or stock equivalents (e.g., options, warrants, or convertible instruments) if the cumulative effect of all issuances prior to the IPO would cause MSI’s ownership of the Company to be less than 50.1% of all stock (on a fully diluted basis).

(f) The Company will exert its best efforts to list its common stock for sale on the Australian Stock Exchange in an IPO of approximately $10.0 million. In the event of an oversubscription, MSI shall be given first rights to sell up to $2.0 million of its shares in the Company in the IPO as part of the oversubscription to IPO investors at the IPO price (“IPO Sale”), unless the underwriters determine the sale of Company shares owned by MSI will jeopardize the success of the IPO. Other than in connection with the IPO Sale or FCP arranged block trades, MSI (and its shareholder distributees, if applicable) shall be restricted from selling the newly listed shares for the same period as the “Seed” investors per Australian securities laws.

(g) After the IPO, the Company’s directors will be elected by Company shareholders at its next meeting of shareholders and MSI, as long as it owns 10% of the common stock of the Company, shall have the right to appoint an observer to the Company’s board of directors. If the Company enters into a licensing or other agreement introduced to a party to the Company by MSI after the date of this Term Sheet, MSI shall be entitled to receive commercially reasonable compensation.

Section 5. Termination of Agreement. This Agreement will terminate on the first to occur of: (a) the closing of the first sale of the Company’s Common Stock in a firm commitment, underwritten public offering on the Australian Stock Exchange, or (b) three years after the date hereof.

Section 6. Miscellaneous.

(a) Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement inure to the benefit of and are binding upon the respective permitted successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(b) Governing Law. This Agreement is governed by and is to be construed in accordance with the law of the State of Nevada applicable to agreements made and to be performed in Nevada.

(c) Counterparts. This Agreement may be executed in any number of counterparts, each of which is an original and all of which taken together constitute one instrument. Any party may execute this Agreement by executing any such counterpart.

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(d) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(e) Notices. Unless otherwise provided, any notice and other communications required or permitted by this Agreement will be in writing and will be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by telegram or fax, or 48 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party’s address or fax number as set forth on the signature pages hereto or as subsequently modified by written notice.

(f) Prevailing Party. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

(g) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and MSI and each Investor.

(h) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties will renegotiate such provision in good faith. If the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision will be excluded from this Agreement, (ii) the balance of the Agreement will be interpreted as if such provision were so excluded, and (iii) the balance of the Agreement will be enforceable in accordance with its terms.

(i) Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement will impair any such right, power or remedy of such party nor will it be construed to be a waiver of any such breach or default, or an acquiescence therein, or in any similar breach or default thereafter occurring; nor will any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

(j) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto are expressly canceled.

<signature page(s) follow>

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Dated: 10 Nov. 2016

IMAGION BIOSYSTEMS, INC., a Nevada corporation

By:
Name:
Title:

MANHATTAN SCIENTIFICS, INC., a Delaware corporation

By:
Name:
Title:

Investor

By:
Name:
Title:

Investor

By:
Name:
Title:

Investor

By:
Name:
Title:

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EXHIBIT B

The Company may

•	borrow up to an additional $500,000 (the “Interim Financing”)

•	raise $2,000,000 (the “Note Buyout Financing”) via common equity capital on commercially reasonable terms or via debt in financing which proceeds will be used to pay off a portion of the notes to the senior lenders;

•	raise additional common equity capital not to exceed $3,000,000 (the “Bridge Financing”) on commercially reasonable terms; and

•	execute an IPO on the Australian Stock Exchange

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